December 10th, 2012

Dear Stakeholders –

I am writing to you in an effort to bring you up to date on our progress. As you are well aware, when we started over three years ago, we laid out a plan which was aimed to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With our controlling interest in the Maricunga project, we developed an operational mandate the Company felt would provide a differentiating business model against a crowded competitive junior lithium landscape. In the past year, we have achieved the following key milestones:

•	Executed a Memorandum of Understanding with our strategic partner POSCO for the construction of a Test facility for their patented, advanced process technology;

•	Delivered a 43-101 Measured Resource Report that shows the viability and strength of the Maricunga project; In short, the NI 43-101 Compliant Measured Resource reinforces our belief that our Maricunga Project would rank amongst the lowest cost lithium producers in the world;

•	Secured and closed the second $10M tranche of the POSCO strategic investment into Li3.

Chilean Government CEOL Update:

In 2012, the Chilean Government’s Ministry of Mining established it’s first ever auction for the award of lithium production quotas and licenses (Special Lithium Operations Contracts, or CEOLs). In September 2012, we formed a consortium consisting of POSCO, Daewoo International Corp, Mitsui & Co., and ourselves (POSCO Consortium) for the purpose of participating in the auction. As required under the rules established by the Ministry of Mining, on September 14, 2012, the Consortium submitted its bid for the CEOLs. On September 24, 2012, the Ministry of Mining opened the bids and announced Chile´s Sociedad Quimica y Minera de Chile (SQM SA) as the winner. As previously announced, the POSCO Consortium was the runner up with a US $17.8 million bid. Shortly thereafter, Li3 Energy SPA presented a recourse demanding the disqualification of SQM as a bidder for irregularities in their bid. On October 1, 2012, the Ministry of Mining (through the Special Committee in charge of the auction) passed a resolution invalidating the entire CEOL process and the results announced on September 24, 2012. Since then, Li3 has continued to take all the necessary steps to protect its rights and in our opinion, according to the rules established, request that the CEOL be awarded to the second highest bidder, the POSCO Consortium, as should rightfully be the case.

While it is outside of the Company’s control, Li3 is extremely disappointed with the CEOL outcome as it has delayed our ability to advance our flagship Maricunga Project. Li3 feels it is counter-productive to the Chilean Governments efforts publicly outlined earlier in the year, which were designed to promote competiveness within the industry and improve its global lithium market leadership. Pending the Chilean Government’s decision with its failed CEOL auction and the final appeal process, the Company continues to explore other strategies including the acquisition and development of highly synergistic grandfathered properties (not subject to the lithium exploitation permit) that could substantially increase the Company’s land holdings, and could enable us to obtain rights to exploit lithium in Chile. However, there can be no assurances that we will be able to do so in the near future or at all.

In closing, we are proud of what we accomplished in 2012, having largely caught up to our junior lithium mining peer group from a technical project development standpoint. Our team has worked hard to deliver our stated goals, and we should all be proud and thankful of the accomplishments. To our shareholders, on behalf of the entire Li3 team, we are grateful for the continued support, appreciative of the opportunity, respectful of the challenge, and committed to deliver on the outcome. Please feel free to contact me directly with any questions.

Sincerely,

Luis Saenz

Chief Executive Officer, President and Director

Li3 Energy, Inc.

About Li3 Energy, Inc.

Li3 Energy, Inc. is an exploration stage public company in the lithium mining and energy sector. Li3 aims to acquire, develop and commercialize a significant portfolio of lithium brine deposits in the Americas. With its controlling interest in its Maricunga Project, coupled with the completion of the NI 43–101 Compliant Measured Resource Report, Li3’s goals are to; a) advance Maricunga to the Feasibility Stage; b) support the global implementation of clean and green energy initiatives; c) meet growing lithium market demand; and d) become a mid-tier, low cost supplier of lithium, potassium nitrate, iodine and other strategic minerals, serving global clients in the energy, fertilizer and specialty chemical industries. Additional information regarding the Company can be found in our recent filings with the Securities and Exchange Commission (“SEC”) as well as the information maintained on our website www.li3energy.com.

Forward-Looking Statements

Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like "believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “potential,” “target,” “goal,” “plans,” “objective,” “should”, or similar expressions. The Company gives no assurances the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements involve risks, uncertainties and assumptions, and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: validation of the POSCO technology; obtaining and the issuance of necessary government consents; confirmation of initial exploration results; the Company's ability to raise additional capital for exploration; development and commercialization of the Company's projects; future findings and economic assessment reports; issuance of necessary government consents; the Company's ability to identify appropriate corporate acquisition or joint venture opportunities in the lithium mining sector and to establish appropriate technical and managerial infrastructure; political stability in countries in which we operate; and lithium prices. For further information about risks faced by the Company, and its Maricunga Project, see the “Risk Factors” section of the Company’s Form 10-K, filed with the SEC on October 15th, 2012. The Company undertakes no obligation to update any forward-looking statement contained herein to reflect events or circumstances which arise after the date of this release.

Contact: Li3 Energy, Inc.

Luis Saenz, CEO

Marchant Pereira 150 Oficina 803

Providencia, Santiago - Chile

info@li3energy.com

Marc S. Lubow, Executive Vice President

(904) 645 - 9549

marc.lubow@li3energy.com

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